NANOPHASE TECHNOLOGIES CORPORATION 8-K

Exhibit 3.1

FOURTH AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

NANOPHASE TECHNOLOGIES CORPORATION

Pursuant to the Certificate of Incorporation of Nanophase Technologies Corporation, as amended, and the Delaware General Corporation Law, the undersigned corporation, organized and existing under and by virtue of the Delaware General Corporation Law, hereby adopts the following Amendment to its Certificate of Incorporation:

FIRST: That at a meeting of the Board of Directors of Nanophase Technologies Corporation (the “Corporation”) resolutions were duly adopted setting forth this proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration at the Corporation’s 2019 annual meeting of stockholders.

SECOND: Article IV, Section A of the Certificate of Incorporation of the Corporation, as previously amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE IV

A. The Corporation shall have authority to issue the following classes of stock in the number of shares and at the par value as indicated opposite the name of the class:

Class	Number of Shares Authorized	Par Value per Share
Common Stock (the “Common Stock”)	55,000,000	$.01
Preferred Stock (the “Preferred Stock”)	24,088	$.01

The designations and the powers, preferences and relative participating, option or other rights of the Common and Preferred stockholders, and the qualifications, limitations or restrictions thereof remain unchanged.

THIRD: Pursuant to Section 242 of the Delaware General Corporation Law, at the Corporation’s 2019 annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law, a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class duly approved the amendment to the Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIFTH: This amendment shall be effective on the date this Certificate of Amendment is filed with and accepted by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 20th day of November, 2019.

Nanophase Technologies Corporation

By:	/s/ Jess Jankowski
Jess Jankowski Chief Executive Officer